Confirming Statement

The undersigned trust hereby confirms that it has authorized and designated each of Jennifer L. Vogel, Scott R. Peterson and Sarah E. Hagy to execute and file on its behalf all Forms 3, 4 and 5 (including any amendments thereto) that it may be required to file with the United States Securities and Exchange Commission as a result of its ownership of, or transactions in, securities of ExpressJet Holdings, Inc. ("ExpressJet"). The authority of such individuals under this Statement shall continue until the undersigned is no longer required to file Forms 4 or 5 with regard to ExpressJet, unless earlier revoked in writing. The undersigned hereby acknowledges that such individuals are not assuming, nor is ExpressJet assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

THE CONTINENTAL RETIREMENT PLAN TRUST
By: FRANK RUSSELL TRUST COMPANY, Trustee

By: /s/ Kathy E. Grimm Kathy E. Grimm
Director, Client Service Administration Senior Trust Officer

Dated: September 10, 2003